UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-12957	22-2372868
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

20 Kingsbridge Road, Piscataway, New Jersey	08854
(Address of principal executive offices)	(Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers.

On October 22, 2013, Thomas F. Deuel, who previously informed Enzon Pharmaceuticals, Inc. (the “Company”) that he will not stand for re-election when his term as a director expires at the Company’s 2013 annual meeting of stockholders, resigned as a director effective October 22, 2013.  Dr. Deuel’s resignation was not, to the knowledge of the Company’s executive officers, due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Events.

On October 21, 2013, the Company and Santaris Pharma A/S (“Santaris”) mutually agreed to terminate the License and Collaboration Agreement dated July 26, 2006 between Santaris and the Company, as amended (the “License and Collaboration Agreement”), effective as of October 21, 2013.  In connection with such termination, (i) the Company agreed that all rights, data, products and intellectual property relating to the Company’s LNA programs developed under the license granted by Santaris under the License and Collaboration Agreement will revert to Santaris, (ii) the Company agreed to pay an undisclosed amount to Santaris and (iii) the Company and Santaris each agreed to release any and all claims it may have against the other in connection with the License and Collaboration Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.
(Registrant)

Date: October 22, 2013	By:	/s/ Andrew Rackear
Name: Andrew Rackear

Title: Vice President and General Counsel